Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PUBLIC STORAGE,

NEW PSA,

and

PSA MERGER SUB

Dated as of August 2, 2023

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 2, 2023 by and among Public Storage, a Maryland real estate investment trust (the “Company”), New PSA, a Maryland real estate investment trust (“Holdco”), and PSA Merger Sub, a Maryland real estate investment trust (“Merger Sub” and, together with the Company and Holdco, collectively the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Holdco is a wholly-owned subsidiary of the Company, and Holdco also owns, directly and indirectly, all of the issued and outstanding partnership units of Public Storage OP, L.P., a Delaware limited partnership (“PSOP”), which owns all of the issued and outstanding shares of beneficial interest of Merger Sub;

WHEREAS, the Parties intend to effect a reorganization pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger and as a wholly-owned subsidiary of PSOP;

WHEREAS, in connection with the Merger and at the Effective Time (as defined herein),

(a) each common share of beneficial interest, $0.10 par value per share (“Company Common Shares”), 5.150% Cumulative Preferred Share, Series F, $0.01 par value per share, 5.050% Cumulative Preferred Share, Series G, $0.01 par value per share, 5.600% Cumulative Preferred Share, Series H, $0.01 par value per share, 4.875% Cumulative Preferred Share, Series I, $0.01 par value per share, 4.700% Cumulative Preferred Share, Series J, $0.01 par value per share, 4.750% Cumulative Preferred Shares, Series K, $0.01 par value per share, 4.625% Cumulative Preferred Share, Series L, $0.01 par value per share, 4.125% Cumulative Preferred Shares, Series M, $0.01 par value per share, 3.875% Cumulative Preferred Share, Series N, $0.01 par value per share, 3.900% Cumulative Preferred Share, Series O, $0.01 par value per share, 4.000% Cumulative Preferred Share, Series P, $0.01 par value per share, 3.950% Cumulative Preferred Share, Series Q, $0.01 par value per share, 4.000% Cumulative Preferred Share, Series R, $0.01 par value per share, and 4.100% Cumulative Preferred Share, Series S, $0.01 par value per share, and, while none are currently outstanding, any equity shares of beneficial interest, $0.01 par value per share (“Company Equity Shares”), of the Company, issued and outstanding immediately prior to the Effective Time, will be converted automatically into one corresponding common share of beneficial interest, $0.10 par value per share (“Holdco Common Shares”), 5.150% Cumulative Preferred Share, Series F, $0.01 par value per share, 5.050% Cumulative Preferred Share, Series G, $0.01 par value per share, 5.600% Cumulative Preferred Share, Series H, $0.01 par value per share, 4.875% Cumulative Preferred Share, Series I, $0.01 par value per share, 4.700% Cumulative Preferred Share, Series J, $0.01 par value per share, 4.750% Cumulative Preferred Shares, Series K, $0.01 par value per share, 4.625% Cumulative Preferred Share, Series L, $0.01 par value per share, 4.125% Cumulative Preferred Shares, Series M, $0.01 par value per share, 3.875% Cumulative Preferred Share, Series N, $0.01 par value per share, 3.900% Cumulative Preferred Share, Series O, $0.01 par value per share, 4.000% Cumulative Preferred Share, Series P, $0.01 par value per share, 3.950% Cumulative Preferred Share, Series Q, $0.01 par value per share, 4.000% Cumulative Preferred Share, Series R, $0.01 par value per share, 4.100% Cumulative Preferred Share, Series S, $0.01 par value per share, and equity share of beneficial interest, $0.01 par value per share (“Holdco Equity Shares”), respectively, of Holdco, with the same terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the declaration of trust of the Company,

(b) all shares of beneficial interest of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted automatically into corresponding Company Common Shares, such that, immediately after the Merger, the Company shall be a wholly-owned subsidiary of PSOP, and an indirect wholly-owned subsidiary of Holdco, that is treated as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code (as defined below)) of Holdco; and

(c) each common share of beneficial interest, $0.10 par value per share, of Holdco, issued and outstanding immediately prior to the Effective Time, will be cancelled, in each case as more fully described herein;

WHEREAS, the declaration of trust and bylaws of Holdco, which will be in effect immediately following the Effective Time, contain provisions identical to the declaration of trust and the bylaws of the Company, in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, except for differences permitted by Section 3–106.2(b)(4) of the Maryland General Corporation Law (the “MGCL”);

WHEREAS, at the Effective Time, the Company will change its name to “PSA Operating REIT”, and thereafter Holdco will change its name to “Public Storage” (i.e., the prior name of the Company);

WHEREAS, (i) the boards of trustees of the Company and Merger Sub have unanimously approved the Merger, and (ii) the board of trustees of Holdco has unanimously approved the Merger, including the issuance of the Merger Consideration (as defined below) in the Merger;

WHEREAS, pursuant to Section 8-501.1 of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”) and Section 3–106.2 of the MGCL, the Merger does not require the approval of the shareholders of the Company; and

WHEREAS, it is intended that, for U.S. federal income tax purposes (and, where applicable, state and local tax purposes), (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement constitute a “plan of reorganization” within the meaning of the Code and the Treasury regulations promulgated thereunder.

AGREEMENT

NOW THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE 1

THE MERGER

Section 1.1 Merger. In accordance with the provisions of this Agreement, the Articles of Merger (as defined below), the Maryland REIT Law, and the MGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity under the laws of the State of Maryland.

Section 1.2 Effective Time and Execution. Subject to the terms and conditions of this Agreement, at a time of their choosing, the Parties shall cause the Articles of Merger pertaining to the Merger, substantially in the form of Exhibit A hereto (the “Articles of Merger”), to be filed with the State Department of Assessments and Taxation of Maryland in the manner provided under Maryland law. The Merger shall become effective at the effective time set forth in the Articles of Merger as filed with and accepted for record by the Maryland State Department of Assessments and Taxation (the “Effective Time”). The Company, as it will exist from and after the Effective Time, is herein sometimes referred to as the “Surviving Entity.”

Section 1.3 Name of Surviving Entity and Holdco. The Surviving Entity shall change its name to “PSA Operating REIT” pursuant to the Articles of Merger and, immediately thereafter, Holdco shall change its name to “Public Storage,” by filing an appropriate amendment to its declaration of trust with the Maryland State Department of Assessments and Taxation.

Section 1.4 Effect of the Merger.

(a) The Merger shall, from and after the Effective Time, have the effects provided for in the Maryland REIT Law and the MGCL.

(b) Without limitation of paragraph (a) above, at the Effective Time, (i) all of the rights, privileges, powers and franchises and all property (real, personal and mixed) of the Company and Merger Sub shall automatically vest in the Surviving Entity, (ii) all debts, liabilities and duties of the Company and Merger Sub shall automatically attach to and become the responsibility of the Surviving Entity, (iii) all company acts, plans, policies, contracts, approvals and authorizations of the Company and Merger Sub that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Entity and shall be effective and binding on the Surviving Entity as the same were with respect to the Company and Merger Sub, (iv) any action or proceeding, whether civil, criminal or administrative, pending by or against the Company or Merger Sub may be prosecuted as if the Merger had not taken place or the Surviving Entity may be substituted for the Company or Merger Sub, as applicable, in any such action or proceeding and (v) any employees of the Company or Merger Sub at the Effective Time shall be employees of the Surviving Entity.

Section 1.5 Governing Documents. At the Effective Time, the declaration of trust of the Company (the “Charter”) as in effect immediately prior to the Effective Time shall be the charter of the Surviving Entity, except that the Charter of the Surviving Entity shall be amended to reflect the name of the Surviving Entity as contemplated in Section 1.3 above. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity. At the Effective Time, Holdco shall amend the Holdco charter and bylaws to change its name to “Public Storage.”

Section 1.6 Officers and Trustees. The persons serving as officers and trustees of the Company immediately prior to the Effective Time shall be the officers and trustees of the Surviving Entity until changed in accordance with the applicable organizational documents thereof.

Section 1.7 Effect of Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

(a) Company Common Shares. Each Company Common Share issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one Holdco Common Share.

(b) Company Series F Preferred Shares. Each 5.150% Cumulative Preferred Share, Series F, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 5.150% Cumulative Preferred Share, Series F, $0.01 par value per share, of Holdco.

(c) Company Series G Preferred Shares. Each 5.050% Cumulative Preferred Share, Series G, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 5.050% Cumulative Preferred Share, Series G, $0.01 par value per share, of Holdco.

(d) Company Series H Preferred Shares. Each 5.600% Cumulative Preferred Share, Series H, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 5.600% Cumulative Preferred Share, Series H, $0.01 par value per share, of Holdco.

(e) Company Series I Preferred Shares. Each 4.875% Cumulative Preferred Share, Series I, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 4.875% Cumulative Preferred Share, Series I, $0.01 par value per share, of Holdco.

(f) Company Series J Preferred Shares. Each 4.700% Cumulative Preferred Share, Series J, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 4.700% Cumulative Preferred Share, Series J, $0.01 par value per share, of Holdco.

(g) Company Series K Preferred Shares. Each 4.750% Cumulative Preferred Shares, Series K, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 4.750% Cumulative Preferred Shares, Series K, $0.01 par value per share, of Holdco.

(h) Company Series L Preferred Shares. Each 4.625% Cumulative Preferred Share, Series L, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 4.625% Cumulative Preferred Share, Series L, $0.01 par value per share, of Holdco.

(i) Company Series M Preferred Shares. Each 4.125% Cumulative Preferred Shares, Series M, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 4.125% Cumulative Preferred Shares, Series M, $0.01 par value per share, of Holdco.

(j) Company Series N Preferred Shares. Each 3.875% Cumulative Preferred Share, Series N, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 3.875% Cumulative Preferred Share, Series N, $0.01 par value per share, of Holdco.

(k) Company Series O Preferred Shares. Each 3.900% Cumulative Preferred Share, Series O, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 3.900% Cumulative Preferred Share, Series O, $0.01 par value per share, of Holdco.

(l) Company Series P Preferred Shares. Each 4.000% Cumulative Preferred Share, Series P, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 4.000% Cumulative Preferred Share, Series P, $0.01 par value per share, of Holdco.

(m) Company Series Q Preferred Shares. Each 3.950% Cumulative Preferred Share, Series Q, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 3.950% Cumulative Preferred Share, Series Q, $0.01 par value per share, of Holdco.

(n) Company Series R Preferred Shares. Each 4.000% Cumulative Preferred Share, Series R, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 4.000% Cumulative Preferred Share, Series R, $0.01 par value per share, of Holdco.

(o) Company Series S Preferred Shares. Each 4.100% Cumulative Preferred Share, Series S, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one 4.100% Cumulative Preferred Share, Series S, $0.01 par value per share, of Holdco.

(p) Merger Sub Shares of Beneficial Interest. All shares of beneficial interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into common shares of beneficial interest, par value $0.10 per share, of the Surviving Entity.

(q) Holdco Common Shares. Each Holdco Common Share issued and outstanding immediately prior to the Effective Time shall automatically be cancelled for no consideration and cease to be issued or outstanding.

Section 1.8 Dissenter’s Rights. In accordance with Section 3-202(c)(3) of the MGCL, no dissenter’s rights will be available to the Company’s shareholders in connection with the Merger.

Section 1.9 No Required Surrender of Share Certificates. As used herein, the term “Company Shares” refers collectively to the Company Common Shares, preferred shares of beneficial interest, $0.01 par value per share of the Company, and Company Equity Shares.

(a) At and after the Effective Time: (i) where no physical certificate representing the Company Shares has been issued in the name of a holder thereof, a “book-entry” (i.e., a computerized or manual entry) shall be made in the share records of Holdco to evidence the issuance to such holder of the number of uncertificated shares of Holdco into which such Company Shares have been converted pursuant to Section 1.7, and Holdco shall cause each shareholder holding Holdco shares in book entry form to be provided such information as shall be required by or necessary to comply with Maryland law; (ii) each certificate that, immediately prior to the Effective Time, represented outstanding Company Shares (each, a “Company Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number, class and series of Holdco shares into which the Company Shares represented by such Company Certificate immediately prior to the Effective Time have been converted pursuant to Section 1.7.

(b) The registered holder of any Company Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of the Company, or of the transfer agent in respect of the Company Shares, immediately prior to the Effective Time, shall, until such Company Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the Holdco shares into which the Company Shares represented by any such Company Certificate have been converted pursuant to Section 1.7, subject to the provisions of Maryland law.

(c) Following the Effective Time, Holdco may, in its discretion, mail or cause to be mailed, to the persons who were registered holders of Company Certificates immediately prior to the Effective Time, a letter of transmittal, in customary form, containing instructions for use in effecting the surrender of such Company Certificates, if the holder so chooses, in exchange for a certificate (a “Holdco Certificate”), or, in Holdco’s discretion, uncertificated shares in book-entry form, representing the number, class and series of Holdco shares into which the Company Shares represented by such Company Certificate have been converted pursuant to Section 1.7.

(d) Each Holdco Certificate shall comply with all requirements set forth in Holdco’s charter or bylaws and applicable law with respect to notice of certain restrictions on ownership and transferability.

Section 1.10 Holdco Shares. The Holdco Common Shares and the Holdco preferred shares of beneficial interest, $0.01 par value per share, to be issued pursuant to this Agreement (the “Merger Consideration”), when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

Section 1.11 Dividends. At the Effective Time and by operation of the Merger, the Company’s obligations with respect to any dividends or other distributions to the Company’s shareholders that have been declared by the Company, but not paid prior to the Effective Time, will be assumed by Holdco.

Section 1.12 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares theretofore outstanding on the records of the Company.

Section 1.13 Plan of Reorganization and Plan of Exchange. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and the Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, with Holdco treated as a continuation of the Company for U.S. federal income tax purposes (each of the foregoing taken together, the “Intended Tax Treatment”). Each Party shall report the transactions contemplated by this Agreement (including, for the avoidance of doubt, on all tax returns) in a manner consistent with the Intended Tax Treatment and shall not take any position during the course of any tax audit or other proceeding inconsistent with the Intended Tax Treatment, except as otherwise required by a change in law or pursuant to a final determination pursuant to Section 1313(a)(1) of the Code.

Section 1.14 Successor Issuer. It is the intent of the Parties that Holdco be deemed a “successor issuer” of the Company in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) solely for purposes of the Exchange Act, and in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of the Securities Act.

Section 1.15 Equity Awards

(a) Contingent upon the consummation of the Merger and effective immediately following the Effective Time:

(i) the Company will assign to Holdco, and Holdco will assume and continue, all of the Company’s equity incentive plans and agreements (the “Plans”), including but not limited to the Public Storage 2016 Equity and Performance-Based Incentive Compensation Plan (as amended and/or restated, the “2016 Plan”) and the Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan (as amended and/or restated, the “2021 Plan” and together with the 2016 Plan, the “Plans”), and, for the avoidance of doubt, any limitations on the number of Company Common Shares issuable thereunder shall continue to apply under the Plans with respect to an equal number of Holdco Common Shares;

(ii) the outstanding and, as applicable, unexercised portions of all stock options, share appreciation rights, restricted shares, unrestricted shares, share units, dividend equivalent rights, and other rights or awards outstanding under the Plans in respect of Company Common Shares will become stock options, share appreciation rights, restricted shares, unrestricted shares, share units, dividend equivalent rights and other rights or awards, as applicable, in respect of the same number of shares of Holdco Common Shares with no other changes in the terms and conditions of such stock options, share appreciation rights, restricted shares, unrestricted shares, share units, dividend equivalent rights, or other rights or awards, including exercise prices and performance goals (provided that such performance goals shall, following the Effective Time, relate to Holdco); and

(iii) the Company will assign to Holdco, and Holdco will assume, the outstanding and, as applicable, unexercised portions of such stock options, share appreciation rights, restricted shares, unrestricted shares, share units, dividend equivalent rights and other rights and awards under the Plans, and the interests and obligations of the Company with respect thereto.

(b) Immediately following the Effective Time, all references to the Company or to Company Common Shares in the Plans and the respective award agreements will be deemed to be automatically amended to be references to Holdco and to Holdco Common Shares, respectively, except where the context clearly dictates otherwise.

(c) The Company and Holdco agree that the transactions contemplated in this Agreement do not constitute a “Change in Control,” a “Change of Control,” or term of similar import under the Plans or the respective award agreements, as such term is defined therein.

(d) Immediately following the Effective Time, all references to Company Common Shares in the PS 401(k) Profit Sharing Plan will be deemed to be automatically amended to be references to Holdco Common Shares, respectively, except where the context clearly dictates otherwise.

(e) Subject to the terms of this Agreement and the Plans, the Parties shall from time to time after the date hereof, without further consideration, execute, acknowledge, deliver and take such further acts, assignments, notices, transfers, conveyances, assumptions and assurances as may be reasonably required to carry out the intent of this Agreement, including, without limitation, preparing and making any required filings with the Securities and Exchange Commission.

ARTICLE 2

MISCELLANEOUS

Section 2.1 Descriptive Headings. Descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Section 2.2 Counterparts. For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall constitute a single instrument.

Section 2.3 Successors and Assigns. This Agreement may not be assigned by a Party without the written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the Parties.

Section 2.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 2.5 Applicable Law. This Agreement, and any controversy or proceeding arising hereunder or in connection herewith, whether sounding in contract or tort, and whether brought at law or in equity, shall be governed by, construed and enforced in accordance with the laws of the State of Maryland without regard to any conflict of laws principles.

Section 2.6 Amendment and Termination. This Agreement may be amended or supplemented in any manner and from time to time prior to the Effective Time by a written instrument duly executed and delivered by all of the Parties. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action taken by the boards of directors or boards of trustees of the Parties. In the event of the termination and abandonment of this Agreement, this Agreement shall become void and have no effect, without any liability on the part of any Party or its trustees, directors, officers or shareholders.

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* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed all as of the date first written above.

PUBLIC STORAGE

/s/ Nathaniel A. Vitan
Name: Nathaniel A. Vitan
Title: Senior Vice President, Chief Legal Officer & Corporate Secretary

NEW PSA

/s/ Nathaniel A. Vitan
Name: Nathaniel A. Vitan
Title: President and Corporate Secretary

PSA MERGER SUB

/s/ Nathaniel A. Vitan
Name: Nathaniel A. Vitan
Title: President and Corporate Secretary